Exhibit 99.1

HERITAGE BANKSHARES, INC.	150 Granby Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-648-1601

Heritage Bankshares, Inc. Announces Fourth Quarter Profit and Record Earnings for Full Year 2010; Declares Dividends

Norfolk, Va.: January 28, 2011 - Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCBB: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the fourth quarter and full year of 2010.

Heritage’s net income for the 2010 year represented record annual earnings. The Company’s net income for 2010 was $2.086 million, compared to net income of $1.052 million for 2009, an increase of $1.034 million, or 98.3%.

Net income for the quarter ended December 31, 2010 was $626,000, compared to net income of $463,000 for the fourth quarter of 2009, an increase of $163,000, or 35.2%.

After the impact of dividends on our outstanding TARP preferred stock, earnings per share for the quarter ended December 31, 2010 were $0.21, compared to $0.14 for the quarter ended December 31, 2009, an increase of 50.0%. For the year 2010, earnings per share increased by $0.26, or 66.7%, from $0.39 in 2009 to $0.65 in 2010.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“Today we announced record annual earnings. This is a singular achievement in a difficult economic environment. Of even greater importance for the future was the evolution of our Company throughout 2010. Just as before, we continued to focus on increasing our noninterest-bearing deposits. During the year, we increased our noninterest-bearing deposits by $8.9 million, or 11.6%, from $76.4 million at the end of 2009 to $85.3 million at the end of 2010.

“However, during 2010, in a fundamental change of emphasis, we shifted a substantial portion of the assets on our balance sheet from securities to loans. Over the course of the year, our securities portfolio decreased from $50.1 million to $17.4 million while our loan portfolio increased from $183.3 million to $216.4 million.

“This shift in our assets was the primary factor contributing to the increase in our net interest income of $353,000 comparing the fourth quarter of 2010 to the fourth quarter of 2009. Moreover, the most telling statistic from this change in our balance sheet is the increase in our net interest margin from 3.63% for the fourth quarter of 2009 to 4.14% for the fourth quarter of 2010.

“At the same time, we have preserved our excellent asset quality with total nonperforming assets of only $263,000, or 0.10% of our total assets, at December 31, 2010, compared to total nonperforming assets of $314,000, or 0.11% of our total assets, at December 31, 2009. Our nonperforming assets at December 31, 2010 consist solely of a branch site that the Company purchased in 2004 but no longer wishes to retain.

“With our infrastructure largely in place and our local economy beginning to improve, we believe that now is the time to focus on loan growth. The rapid improvement in our profitability during the third and fourth quarters of 2010, driven largely by our loan growth, is compelling evidence of our potential to increase our income materially with a relatively modest level of loan growth.

“During 2011, we will be paying particular attention to growing our small business lending portfolio. We are planning several initiatives to improve our lending program, including the recruitment of additional small business lenders. We expect that these initiatives will increase our operating expenses in the first six months of 2011, but that this investment should in turn lead to incremental growth in our loan portfolio and our net interest income later in 2011 and into 2012”.

Comparison of Operating Results for the Three Months Ended December 31, 2010 and 2009

Overview. The Company’s pretax income was $920,000 for the fourth quarter of 2010, compared to pretax income of $709,000 for the fourth quarter of 2009, an increase of $211,000. Compared to the fourth quarter of 2009, net interest income increased by $353,000, provision for loan losses held steady, noninterest income increased by $223,000, and noninterest expense increased by $362,000.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $353,000 to $2.7 million in the fourth quarter of 2010, compared to $2.4 million in the fourth quarter of 2009. As predicted, interest income in the fourth quarter of 2010 grew significantly, primarily due to the $33.1 million growth in our average loan portfolio as compared to the fourth quarter of 2009. In addition, the Company repaid a $5.0 million, 2.40% fixed rate, fixed term, Federal Home Loan Bank advance, thus reducing the cost of borrowings. Our interest rate spread increased 53 basis points from 3.25% in the fourth quarter of 2009 to 3.78% in the fourth quarter of 2010. Net interest margin increased 51 basis points during the same period, from 3.63% in the fourth quarter of 2009 to 4.14% in the fourth quarter of 2010.

Provision for Loan Losses. The Company’s provision for loan losses remained relatively steady, with a provision of $31,000 in the fourth quarter of 2010 compared to a provision of $28,000 in the fourth quarter of 2009. Net recoveries were $33,000 in the fourth quarter of 2010, compared to net charge-offs of $26,000 in the fourth quarter of 2009.

Noninterest Income. Total noninterest income increased by $223,000, from $216,000 in the fourth quarter of 2009 to $439,000 in the fourth quarter of 2010, primarily as a result of a $229,000 gain on the sale of investment securities. However, this gain in noninterest income was largely offset by noninterest expense incurred in connection with the extinguishment of debt with our repayment of Federal Home Loan advances as described below.

Noninterest Expense. Total noninterest expense increased by $362,000 from $1.8 million in the fourth quarter of 2009 to $2.2 million in the fourth quarter of 2010. Included in this increase was a $214,000 loss resulting from the early extinguishment of debt with our repayment of a $5 million medium term FHLB advance during the fourth quarter of 2010. An increase in compensation expense of $138,000, from $936,000 in the fourth quarter of 2009 to $1,074,000 in the fourth quarter of 2010, was the result of normal compensation increases and accruals.

Income Taxes. The Company’s income tax expense for the fourth quarter of 2010 was $294,000, reflecting an effective tax rate of 32.0%, compared to income tax expense of $246,000 for the fourth quarter of 2009, reflecting an effective tax rate of 34.7%.

Net Income Available to Common Stockholders. After the impact of dividends on our outstanding TARP preferred stock, net income available to common stockholders was $479,000 for the fourth quarter of 2010, compared to $317,000 for the fourth quarter of 2009.

Comparison of Operating Results for the Twelve Months Ended December 31, 2010 and 2009

Overview. The Company’s pretax income was $3.2 million for the twelve months ended December 31, 2010, compared to a pretax income of $1.6 million for the twelve months ended December 31, 2009, an increase of $1.6 million. Compared to the 2009 full year, net interest income increased by $1.1 million, provision for loan losses increased by $199,000, noninterest income increased by $1.1 million, and noninterest expense increased by $420,000.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $1.1 million to $10.2 million for the twelve months of 2010, compared to $9.1 million in the twelve months of 2009. This increase in net interest income was primarily attributable to a $15.1 million increase in average interest-earning assets and a $6.7 million decrease in average interest-bearing liabilities between 2009 and 2010. These year over year changes, along with a 35 basis point decrease in the cost of interest-bearing liabilities, partially offset by a 7 basis point decrease in the yield on interest-earning assets, resulted in a 28 basis point increase in net interest spread; specifically, our net interest spread increased from 3.25% for the twelve months ended December 31, 2009 to 3.53% for the twelve months ended December 31, 2010. Additionally, average noninterest-bearing deposits increased by $14.2 million, and net interest margin increased by 23 basis points, from 3.66% for 2009 to 3.89% for 2010.

Provision for Loan Losses. The Company’s provision for loan losses was $368,000 in 2010, compared to a provision of $169,000 in 2009. The increase was primarily attributable to a $33.1 million increase in total loans in 2010. Net charge-offs were $51,000 in the twelve months ended December 31, 2010, compared to $48,000 in net charge-offs in the twelve months ended December 31, 2009.

Noninterest Income. Total noninterest income increased by $1.1 million, from $782,000 in 2009 to $1.8 million in 2010, primarily due to gains of $994,000 on the sale of investment securities.

Noninterest Expense. Total noninterest expense increased by $420,000, from $8.1 million for 2009 to $8.5 million for 2010. The Bank repaid $15.0 million in medium term FHLB advances, incurring a loss of $263,000 on the early extinguishment of debt. Increases in compensation expense of $366,000 were offset by decreases in FDIC assessment expenses and professional fees of $149,000 and $119,000, respectively. The decrease in FDIC assessment relates primarily to a $121,000 special assessment in June 2009 that did not recur in 2010.

Income Taxes. The Company’s income tax expense for 2010 was $1.1 million, reflecting an effective tax rate of 34.4%, compared to income tax expense of $541,000 for 2009, reflecting an effective tax rate of 34.0%.

Net Income Available to Common Stockholders. After the impact of dividends on our outstanding TARP preferred stock, net income available to common stockholders was $1,499,000 for the twelve months ended December 31, 2010, compared to $896,000 for the comparable 2009 period. The Company issued TARP preferred stock on September 25, 2009, so the impact of the TARP dividends on net income in deriving net income available to common stockholders for the twelve months ended December 31, 2009 was a reduction of $156,000, compared to a reduction of $587,000 for the full twelve month period in 2010.

Financial Condition of the Company

Total Assets. The Company’s total assets decreased by $7.5 million, or 2.7%, from $274.6 million at December 31, 2009 to $267.1 million at December 31, 2010. The decrease in assets resulted primarily from a $7.3 million, or 28.1%, decrease in cash and cash equivalents. A $32.8 million, or 18.1%, increase in loans, net of allowance, was almost entirely offset by a $32.7 million decrease in investment securities available for sale.

Liquid Assets. Liquid assets, which include cash and cash equivalents and investment securities, decreased by $40.0 million, from $76.0 million at December 31, 2009 to $36.0 million at December 31, 2010. Investment securities available for sale were $17.4 million at December 31, 2010 compared to $50.1 million at December 31, 2009, a decrease of $32.7 million, or 65.3%.

Loans. Loans held for investment, net, were $214.3 million at December 31, 2010, an increase of $32.8 million, or 18.1%, from the loan balance of $181.5 million at December 31, 2009.

Asset Quality. Nonperforming assets were $263,000, or 0.10% of assets, at December 31, 2010, compared to $314,000, or 0.11% of assets, at December 31, 2009. The Company’s sole nonperforming asset as of December 31, 2010 consisted of a Bank branch site that we no longer plan to utilize.

Deposits. Average total deposits increased by $6.7 million, or 3.0%, from $223.5 million during the twelve months ended December 31, 2009 to $230.2 million during the twelve months ended December 31, 2010. Average core deposits increased by $9.6 million over the comparable twelve-month periods, partially offset by a $2.9 million decrease in certificates of deposit. In addition, the mix of average noninterest-bearing deposits to average total deposits increased from 29.1% in 2009 to 34.4% in 2010, further contributing to the improvement in our net interest margin.

At December 31, 2010, an increase in noninterest-bearing deposits of $8.9 million partially offset a decrease in interest-bearing deposits of $13.9 million, resulting in a net decrease in total deposits of $5.0 million, or 2.2%, from $229.1 million at December 31, 2009 to $224.1 million at December 31, 2010. Core deposits, which are comprised of noninterest-bearing, money market, NOW and savings deposits, decreased by $11.6 million, or 6.2%, from $187.3 million at December 31, 2009 to $175.7 million at December 31, 2010. Certificates of deposit increased by $6.6 million between the comparable twelve month periods.

Borrowed Funds. Borrowed funds decreased by $3.5 million, from $7.0 million at December 31, 2009 to $3.5 million at December 31, 2010, primarily from repayments of Federal Home Loan Bank medium term advances.

Capital. Stockholders’ equity increased by $802,000, or 2.2%, from $36.8 million at December 31, 2009 to $37.6 million at December 31, 2010, primarily as a result of a $947,000 increase in retained earnings and $124,000 in proceeds and associated tax benefits from stock option exercises recorded in additional paid-in capital. These increases were offset by a decrease in other comprehensive income of $466,000, primarily attributable to a $32.7 million decrease in the balance of available for sale investment securities between the periods.

Certain reclassifications have been made to prior period financial statements to conform them to the current period presentation.

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

Dividend

On January 26, 2011, our Board of Directors declared a $0.06 per share dividend on our common stock. The dividend will be paid on February 18, 2011 to shareholders of record on February 7, 2011.

The same day, the Board of Directors also declared quarterly dividends on the preferred stock issued by the Company in connection with its participation in the TARP Capital Purchase Program. Specifically, the Board declared (a) a cash dividend in the aggregate amount of $126,287.50 on our outstanding shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and (b) a cash dividend in the aggregate amount of $6,817.50 on our outstanding shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B (collectively, the “Preferred Dividends”). The Preferred Dividends are payable on February 15, 2011 to the U.S. Department of the Treasury, the sole holder of record of such preferred stock.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk and two full-service branches in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, significant increases in capital requirements or other significant changes in regulatory requirements, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-K filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At December 31,
	2010	2009
	(unaudited)	(audited)
ASSETS

Cash and due from banks	$3,056	$4,598
Interest-bearing deposits in other banks	15,183	18,674
Federal funds sold	401	2,668

Total cash and cash equivalents	18,640	25,940
Securities available for sale, at fair value	17,368	50,103
Loans, net
Held for investment, net of allowance for loan losses	214,342	181,544
Held for sale	—	—
Accrued interest receivable	668	747
Stock in Federal Reserve Bank, at cost	587	586
Stock in Federal Home Loan Bank of Atlanta, at cost	1,773	1,476
Premises and equipment, net	11,165	11,891
Other real estate owned	263	313
Other assets	2,282	1,954

Total assets	$267,088	$274,554

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Deposits
Noninterest-bearing	$85,308	$76,429
Interest-bearing	138,794	152,707

Total deposits	224,102	229,136

Federal Home Loan Bank Advances	—	5,000
Securities sold under agreements to repurchase	2,378	2,016
Other borrowings	1,087	—
Accrued interest payable	100	119
Other liabilities	1,841	1,505

Total liabilities	229,508	237,776

Stockholders' equity
Preferred stock, no par value - 1,000,000 shares authorized:
Fixed rate cumulative perpetual preferred stock, Series A, 10,103 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	10,103	10,103

Fixed rate cumulative perpetual preferred stock, Series B, 303 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	303	303

Common stock, $5 par value - 6,000,000 shares authorized; 2,307,502 and 2,291,352 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	11,538	11,456
Additional paid-in capital	6,658	6,473
Retained earnings	8,801	7,854
Discount on preferred stock	(235)	(289)
Accumulated other comprehensive income, net	412	878

Total stockholders' equity	37,580	36,778

Total liabilities and stockholders' equity	$267,088	$274,554

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(audited)
Interest income
Loans and fees on loans	$2,831	$2,279	$10,171	$9,015
Taxable investment securities	187	474	1,404	2,141
Dividends on FRB and FHLB stock	11	8	40	27
Interest on federal funds sold	—	—	1	2
Other interest income	35	44	132	93

Total interest income	3,064	2,805	11,748	11,278

Interest expense
Deposits	330	412	1,398	2,076
Borrowings	20	32	144	140

Total interest expense	350	444	1,542	2,216

Net interest income	2,714	2,361	10,206	9,062

Provision for loan losses	31	28	368	169

Net interest income after provision for loan losses	2,683	2,333	9,838	8,893

Noninterest income
Service charges on deposit accounts	101	112	445	398
Late charges and other fees on loans	15	7	85	43
Gain on sale of loans held for sale	—	—	—	3
Gain on sale of investment securities	229	—	994	—
Income from bank-owned life insurance	18	18	18	54
Other	76	79	301	284

Total noninterest income	439	216	1,843	782

Noninterest expense
Compensation	1,074	936	4,432	4,066
Data processing	137	125	556	506
Occupancy	201	181	771	793
Furniture and equipment	144	154	586	630
Taxes and licenses	83	68	342	273
Professional fees	81	109	350	469
FDIC assessment	61	82	307	456
Marketing	25	12	122	82
Telephone	39	24	116	102
Loss on early extinguishment of debt	214	—	263	—
Loss on sale or impairment of other real estate owned	—	3	30	38
Other	143	146	627	667

Total noninterest expense	2,202	1,840	8,502	8,082

Income before provision for income taxes	920	709	3,179	1,593

Provision for income taxes	294	246	1,093	541

Net income	$626	$463	$2,086	$1,052
Preferred stock dividend and accretion of discount	$(147)	$(146)	$(587)	$(156)

Net income available to common stockholders	$479	$317	$1,499	$896

Earnings per common share
Basic	$0.21	$0.14	$0.65	$0.39

Diluted	$0.21	$0.14	$0.65	$0.39

Dividends per share	$0.06	$0.06	$0.24	$0.24

Weighted average shares outstanding - basic	2,307,502	2,291,352	2,301,957	2,285,074
Effect of dilutive stock options	10,247	6,928	8,933	10,287

Weighted average shares outstanding - diluted	2,317,749	2,298,280	2,310,890	2,295,361

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Financial ratios
Annualized return on average assets (1)	0.88%	0.67%	0.74%	0.40%
Annualized return on average equity (1)	6.61%	4.97%	5.60%	3.62%
Average equity to average assets	13.38%	13.44%	13.29%	10.99%
Equity to assets, at period-end	14.07%	13.40%	14.07%	13.40%
Net interest margin (2)	4.14%	3.63%	3.89%	3.66%

Per common share
Earnings per share - basic	$0.21	$0.14	$0.65	$0.39
Earnings per share - diluted	$0.21	$0.14	$0.65	$0.39
Book value per share	$11.88	$11.64	$11.88	$11.64
Dividends declared per share	$0.06	$0.06	$0.24	$0.24

Common stock outstanding	2,307,502	2,291,352	2,307,502	2,291,352
Weighted average shares outstanding - basic	2,307,502	2,291,352	2,301,957	2,285,074
Weighted average shares outstanding - diluted	2,317,749	2,298,280	2,310,890	2,295,361

Asset quality
Nonaccrual loans	$—	$1	$—	$1
Accruing loans past due 90 days or more	—	—	—	—

Total nonperforming loans	—	1	—	1

Other real estate owned, net	263	313	263	313

Total nonperforming assets	$263	$314	$263	$314

Nonperforming assets to total assets	0.10%	0.11%	0.10%	0.11%

Allowance for loan losses
Balance, beginning of period	$2,026	$1,771	$1,773	$1,652
Provision for loan losses	31	28	368	169
Loans charged-off	(52)	(28)	(162)	(96)
Recoveries	85	2	111	48

Balance, end of period	$2,090	$1,773	$2,090	$1,773

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.97%	0.97%	0.97%	0.97%

(1)	Return is defined as net income, after tax, before preferred stock dividend and accretion of discount.
(2)	Tax equivalency calculations have been included in the computation of net interest margin and net interest spread.